Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Angion Biomedica Corp. of our report dated May 13, 2020, except for the effect of the one-for-1.55583 stock split described in Note 16, as to which the date is February 1, 2021, relating to the consolidated financial statements of Angion Biomedica Corp. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding a going concern emphasis and the adoption of ASC Topic 842 in 2019), included in its Registration Statement on Form S-1 (Form S-1 No. 333-252177) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington
February 9, 2021